Exhibit 99.1

Investor Contact: Mark Barnett Vice President, Investor Relations 614 677-5331

Media Contact: Bryan Haviland Public Relations Officer 614 677-7767

February 8, 2005

Nationwide Financial Reports Fourth Quarter Results

Fourth quarter net income ahead of prior year by 37 percent

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported fourth quarter 2004 net income of $141.8 million, or $0.93 per diluted share, compared with fourth quarter 2003 net income of $103.7 million, or $0.69 per diluted share.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which we believe enhances understanding and comparability of our performance by highlighting the results from continuing operations and the underlying profitability drivers of our business. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures and the substantive reasons why we believe presentation of these non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations. The following table reconciles net operating earnings to net income, including the related per diluted share amounts, for the periods indicated:

	Three months ended December 31,
	2004		2003
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share

Net operating earnings	$131.6	$0.86	$119.9	$0.79
Net realized gains (losses) on investments, hedging instruments and hedged items, net of taxes*	10.2	0.07	(15.6)	(0.10)
Cumulative effect of adoption of accounting principals, net of taxes	-	-	(0.6)	-

Net income	$141.8	$0.93	$103.7	$0.69

*	Excluding periodic net coupon settlements on non-qualifying derivatives

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NFS reports fourth quarter 2004 earnings — 2

The quarter’s net operating earnings were $131.6 million, or $0.86 per diluted share, compared to net operating earnings of $119.9 million, or $0.79 per diluted share, a year ago. The 10 percent year-over-year increase in net operating earnings was driven by improved operating results in all three business segments. In individual protection, pre-tax operating earnings increased 16 percent compared to a year ago, while retirement plans and individual investments reported pre-tax operating earnings increases of 14 and 9 percent, respectively. Additionally, return on average allocated capital improved in all three business segments compared to a year ago.

“Our fourth quarter results concluded a solid year of financial performance, as we continue to make good progress toward our long-term goal of increasing returns and creating value for our shareholders,” said Jerry Jurgensen, chief executive officer. “As we enter 2005, we will continue to focus on maintaining the necessary balance between operating efficiency and making strategic investments to enhance our risk management infrastructure and our brand presence. These investments will be critical as we seek to deliver the packaged solutions that meet the needs of consumers as they save for and enter retirement.”

Highlights from the quarter:

•	Sales totaled $3.9 billion, with $1.6 billion, or 41 percent, of sales from affiliated distribution and $2.3 billion, or 59 percent, from non-affiliated distribution.

■

Affiliated distribution sales increased 14 percent compared to the fourth quarter of 2003, while non-affiliated distribution sales declined 11 percent. The increase in affiliated distribution sales was driven by higher retirement plans sales from Nationwide Retirement Solutions, The 401(k) Company and Nationwide Financial Network, combined with an increase in corporate-owned life insurance (COLI) sales through TBG Financial.

■

The decline in non-affiliated sales was driven by the combination of lower individual fixed annuity sales through financial institutions and lower variable annuity sales through independent broker/dealers and wirehouses.

•	Total net inflows, or customer deposits net of withdrawals, were $649.2 million in the fourth quarter of 2004 compared to $958.2 million in the fourth quarter of 2003.

■

Individual investments reported net outflows in the fourth quarter of $341.1 million, compared to net inflows of $163.1 million a year ago. The combination of lower sales of both individual fixed and variable annuities and slightly higher withdrawals led to the decline in net flows.

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NFS reports fourth quarter 2004 earnings — 3

■

Retirement plans net inflows declined to $465.6 million in the quarter compared to $566.8 million a year ago. The 11 percent increase in sales in the quarter was more than offset by a 60 basis point increase in lapse rate compared to a year ago, driven primarily by higher withdrawals in the private sector business.

■

Individual protection net inflows of $524.7 million more than doubled compared to the $228.3 million of net inflows reported a year ago. During the quarter we completed the sale of a large bank-owned life insurance (BOLI) case that drove net flows higher.

•

Total revenues increased 10 percent to $1.1 billion compared to $997.0 million in the fourth quarter of 2003. Higher asset-based revenues from favorable market experience and net realized gains on investments, hedging instruments and hedged were the primary factors driving the increase.

•	Total assets as of December 31, 2004 were $116.9 billion, up 5 percent from $111.0 billion as of year-end 2003.

■	Included in the current period’s total assets were $64.9 billion in assets held in separate accounts, an increase of 7 percent compared to $60.9 billion as of year-end 2003.

■	General account assets were $52.0 billion, up 4 percent from $50.1 billion as of year-end 2003.

•	Shareholders’ equity was $5.2 billion, or $34.20 per share, as of December 31, 2004, compared to $4.9 billion, or $32.10 per share, as of year-end 2003.

■	Excluding accumulated other comprehensive income (AOCI), shareholders’ equity was $4.8 billion, or $31.36 per share, versus $4.4 billion, or $28.77 per share, as of year-end 2003.

•	Operating return on average equity excluding AOCI, as defined in Exhibit 3, was 11.2 percent for the quarter, compared to 11.1 percent in the fourth quarter of 2003.

“During 2004 we implemented many changes within Nationwide Financial, putting into place a new management team and operating structure,” said Mark Thresher, president and chief operating officer. “It is a sign of the quality of our associates that this year of transition did not become a distraction as we posted strong earnings and improving returns, indicating progress toward our long-range targets.”

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NFS reports fourth quarter 2004 earnings — 4

Highlights from the year

•	Full-year 2004 net income increased 26 percent to $502.0 million, or $3.28 per diluted share, compared to $397.8 million, or $2.61 per diluted share, for the full-year 2003.

•	Net operating earnings in 2004 increased 17 percent to $531.1 million, or $3.47 per diluted share, compared to $453.8 million, or $2.98 per diluted share.

•	Total revenues increased 6 percent to $4.2 billion in 2004 from $3.9 billion in 2003.

•	While total sales of $16.9 billion for 2004 were flat compared to 2003, there was a significant change in sales mix as increased sales of retirement plans offset lower sales of individual annuities.

■	Affiliated distribution sales grew 12 percent, primarily attributable to strong retirement plans sales growth through Nationwide Retirement Solutions and The 401(k) Company.

■	Non-affiliated distribution sales were lower by 6 percent as strong increases in private-sector retirement plan sales were more than offset by lower individual annuity sales.

•	Operating return on average equity excluding AOCI was 11.6 percent for the year, compared to 10.8 percent in 2003.

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NFS reports fourth quarter 2004 earnings — 5

Operating Segment Fourth Quarter Financial Highlights

Nationwide Financial reports its results in three primary operating segments: individual investments, retirement plans and individual protection. Financial highlights and a discussion of the results for each segment follow:

	Three months ended December 31,
(in millions)	2004	2003	Change

Individual Investments

Sales	$1,073.9	$1,419.4	(24%	)
Net flows (deposits less withdrawals)	(341.1)	163.1	(309%	)
Operating revenues	385.7	360.4	7%
Pre-tax operating earnings	59.7	54.8	9%

Account values as of period end	52,481.9	49,333.9	6%
Interest spread on average general account values	1.78%	1.71%
Pre-tax operating earnings to average account values	0.47%	0.46%
Return on average allocated capital	10.7%	9.8%

Retirement Plans

Sales	$2,389.1	$2,145.3	11%
Net flows (deposits less withdrawals)	465.6	566.8	(18%	)
Operating revenues	256.3	242.2	6%
Pre-tax operating earnings	40.8	35.7	14%

Account values as of period end	76,661.2	64,224.3	19%
Interest spread on average general account values	1.81%	1.97%
Pre-tax operating earnings to average account values	0.22%	0.23%
Return on average allocated capital	16.7%	16.2%

Individual Protection

Sales	$396.8	$397.0	(0%	)

Net flows (deposits less withdrawals)	524.7	228.3	130%
Operating revenues	347.1	335.5	3%
Pre-tax operating earnings	59.9	51.8	16%

Policy reserves as of period end	15,683.0	13,897.1	13%
Life insurance in-force as of period end	109,225.7	107,820.3	1%
Pre-tax operating earnings to operating revenues	17.3%	15.4%
Return on average allocated capital	9.4%	8.2%

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NFS reports fourth quarter 2004 earnings — 6

Individual Investments Segment

Fourth quarter individual investments sales of $1.1 billion were 24 percent below a year ago and 19 percent below last quarter. Individual fixed annuity sales of $106.6 million decreased 65 percent compared to both a year ago and the third quarter of 2004. Market conditions and price competition in the fixed annuities market continue to create an environment in which it is difficult to sell fixed annuities while earning a return above our cost of capital. As we continue to adhere to our pricing discipline in this environment, sales of this product will be pressured.

Individual variable annuity sales of $852.8 million were down 20 percent compared to a year ago and 7 percent versus last quarter. Our decision not to participate in the more aggressive forms of guaranteed withdrawal benefits, combined with signs of an industry slowdown in variable annuity sales in the quarter, drove this decline.

“During the first quarter of 2005, we will launch Capital Preservation Plus with Lifetime Income, an innovative, hybrid form of living benefit that will be offered on our variable annuity contracts,” Thresher added. “This product offers a guaranteed accumulation period followed by a withdrawal stream that is guaranteed for life and is targeted at accumulators who have begun to think about retirement, but are at least five years away from retiring. We believe this product will offer tremendous customer value, flexibility and control, with a risk and return profile that is desirable to both our shareholders and us.”

The advisory services program reported solid growth this quarter, with sales of $64.2 million, an increase of 28 percent compared to the third quarter of 2004. In retirement product sales increased 5 percent versus the third quarter of 2004 and 46 percent versus the fourth quarter of 2003.

Pre-tax operating earnings grew 9 percent compared to the fourth quarter of 2003, driven by increased policy charges and reduced benefit expenses, partially offset by higher amortization of deferred acquisition costs (DAC), trail-based commissions on variable annuities and operating expenses.

Interest spread income grew 6 percent, or $4.1 million, versus the year ago quarter. Our effective management of crediting rates on fixed annuities and the fixed option of variable annuities drove this increase. Interest spread margins were 178 basis points in the fourth quarter, compared to 171 basis points a year ago and 188 basis points in the third quarter of 2004. Included in the current quarter were 8 basis points, or $3.2 million, of income from prepayment penalties on commercial mortgage loans and bond call premiums, compared to 4 basis points, or $1.7 million, a year ago and 17 basis points, or $7.0 million, in the third quarter of 2004.

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NFS reports fourth quarter 2004 earnings — 7

The individual investments segment operating margin, defined as the ratio of pre-tax operating earnings to average account values, was 47 basis points for the quarter, compared to 46 basis points in both the fourth quarter of 2003 and the third quarter of 2004. Return on average allocated capital was 10.7 percent for the quarter, compared to 9.8 percent reported for the fourth quarter of 2003 and 10.1 percent in the third quarter of 2004.

Retirement Plans Segment

Sales in this segment grew 11 percent compared to the fourth quarter of 2003. Private sector sales were driven by strong year-over-year growth in large plan sales from The 401(k) Company as well as solid growth in sales on our trust product platform. Strong flows from several of our large state cases drove the sales growth in public sector.

Pre-tax operating earnings increased 14 percent compared to a year ago as higher other income was partially offset by increased trail commissions, lower prepayment penalty income and higher operating expenses. Other income, which includes administrative fees from non-insurance retirement and deferred compensation plans, in addition to asset-based fees from our trust product platform, increased $15.2 million, or 41 percent, compared to fourth quarter 2003. The increase in operating expenses was due to several large private sector plan conversions at The 401(k) Company in the fourth quarter, as well as investments being made to consolidate technology platforms in this business.

Interest spread income was $1.6 million lower than a year ago, driven by the lower level of prepayment penalty income in the current quarter. Interest spread margins were 181 basis points in the fourth quarter of 2004, compared to 197 basis points in the fourth quarter of 2003 and 204 basis points in the third quarter of 2004. Included in the current quarter were 11 basis points, or $2.8 million, of prepayment penalty income, compared to 29 basis points, or $7.1 million, a year ago, and 30 basis points, or $7.6 million, last quarter.

The operating margin, defined as the ratio of pre-tax operating earnings to average account values, was 22 basis points for the quarter. This compares to 23 basis points for the fourth quarter a year ago and 26 basis points for the third quarter of 2004. Return on average allocated capital was 16.7 percent in the quarter, up from 16.2 percent a year ago and down from 18.5 percent in the third quarter of 2004.

Individual Protection Segment

The individual protection segment reports results from two businesses: investment life, which includes individual variable and corporate- and bank-owned life insurance (COLI/BOLI), and fixed life, which includes our universal, whole and term life products.

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NFS reports fourth quarter 2004 earnings — 8

This segment reported total pre-tax operating earnings of $59.9 million for the quarter, an increase of 16 percent over $51.8 million a year ago. Pre-tax operating earnings growth of 34 percent from investment life products was partially offset by a 7 percent decline in pre-tax operating earnings from fixed life products.

The operating margin for the segment, defined as the ratio of pre-tax operating earnings to operating revenues, was 17.3 percent for the quarter, compared to 15.4 percent in the fourth quarter of 2003 and 19.9 percent in the third quarter of 2004. Return on average allocated capital for the quarter of 9.4 percent represented an increase from 8.2 percent in the same quarter last year and a decrease from 10.5 percent in the third quarter of 2004.

Highlights from the two life insurance businesses include:

Investment life: Individual variable life sales were $172.3 million for the fourth quarter of 2004 compared to $177.4 million a year ago. We recently completed the redesign of our flagship variable universal life contract, Next Generation. We will introduce that re-priced product in early 2005 and expect the new product to accelerate sales growth in 2005. COLI sales were up 11 percent compared to last year, with a 12 percent increase in first-year sales.

Investment life pre-tax operating earnings were $38.1 million compared to $28.4 million in the fourth quarter of 2003. This increase was driven by the combination of increased policy fees and other income related to the COLI business, partially offset by increased amortization of DAC and higher operating expenses related to premium taxes on a large BOLI case issued in the quarter.

Fixed life: Individual fixed life sales decreased $4.2 million versus the prior year, driven by a $7.2 million reduction in first-year sales, partially offset by a $3.0 million increase in renewal premium. While sales decreased compared to a year ago when our new universal life products were launched, fixed life sales increased 13 percent versus the third quarter of 2004.

Fourth quarter fixed life pre-tax operating earnings decreased 7 percent to $21.8 million versus $23.4 million in the fourth quarter of 2003. Increased policy charges and interest-spread income were offset by higher DAC and value of business acquired (VOBA) amortization. During the quarter, we completed our annual review of the assumptions that support the amortization of VOBA. The result of that review, and related assumption updates, resulted in the higher amortization.

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NFS reports fourth quarter 2004 earnings — 9

Corporate and Other Segment

Corporate and other segment pre-tax operating earnings were $11.9 million in the fourth quarter of 2004, compared to $16.0 million in the fourth quarter of 2003 and $20.9 million in the third quarter of 2004. The decrease versus a year ago was driven by lower structured products income and an increase in legal expenses related to the current regulatory environment. Lower spreads on our medium-term notes business and the above normal investment income received on a private equity investment in the third quarter of 2004 drove the sequential decrease.

In structured products, the closing of two low-income-housing securitization transactions and two commercial mortgage-backed securities transactions during the fourth quarter of 2004 was the primary contributor to $4.7 million of pre-tax operating earnings for the quarter. This compares to $11.7 million of pre-tax operating earnings from structured products in the fourth quarter of 2003 and $1.9 million in the third quarter of 2004.

During the quarter, $423.1 million of medium-term notes matured. The interest-spread margin for the medium-term notes business was 103 basis points, compared to 133 basis points in the same quarter last year and 148 basis points last quarter. Lower prepayment penalty income and reinvestment rates due to the tight interest-spread environment contributed to the decrease in interest-spread margins.

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NFS reports fourth quarter 2004 earnings — 10

Business Outlook

The information provided below includes certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that are intended to illustrate the sensitivity of our revenues and earnings to these factors.

To the extent that equity-market performance varies from levels indicated in our business outlook, our results will vary accordingly. Additionally, our ability to meet the indicated outlook is subject to the factors described in the forward-looking information section found on the following page.

The table below outlines the Company’s expectations for its full-year earnings drivers and is based on the performance of the equity markets and the related performance of our separate account assets achieving a return of 0 to 1½ percent during each quarter of 2005.

2005 Business Outlook

Individual Investments Segment
Interest-spread margin	170-175 bps
Pre-tax operating earnings to average account values	43-48 bps

Retirement Plans Segment
Interest-spread margin	180-185 bps
Pre-tax operating earnings to average account values	20-25 bps

Individual Protection Segment
Investment Life
Pre-tax operating earnings to operating revenues	20-22%
Fixed Life
Pre-tax operating earnings to operating revenues	12-14%

Corporate and Other Segment
Medium-term notes interest-spread margin	95-100 bps

Nationwide Financial
Operating return on average equity	11-11.5%

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NFS reports fourth quarter 2004 earnings — 11

Earnings Conference Call

Nationwide Financial will host a conference call from 10 a.m. to 11 a.m. ET on Wednesday, February 9, 2005, to discuss fourth quarter 2004 results. To participate in the call, dial 1-706-679-3234 and provide your name and company name to the operator. Please dial into the call 10-15 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available from the investor relations section of our Web site at www.nationwidefinancial.com. Anyone unable to participate in the call can listen to a replay starting at 2 p.m. ET time February 9, 2005, through midnight ET February 16, 2005 by dialing 1-706-645-9291, conference ID 3306517. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Quiet Period

Toward the end of each quarter, the Company has a quiet period when it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the first quarter of 2005, the quiet period will be April 13, 2005 through May 4, 2005.

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 62.7 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s 2003 annual report to shareholders, 2003 Annual Report on Form 10-K and other corporate announcements, please visit the investor relations section of our Web site at www.nationwidefinancial.com.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 94.4% of the combined voting power of all the outstanding common stock and 62.7% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, Public Company Accounting Oversight Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments; and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA), reduction in the value of the Company’s investment portfolio or separate account assets, or a reduction in the demand for the Company’s products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; and (xv) adverse litigation results and/or resolution of litigation and/or arbitration or investigation results.

Exhibit 1 to Fourth Quarter 2004 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Statements of Income

	Three months ended December 31,		Year ended December 31,

($ in millions, except per share data)	2004	2003	2004	2003

	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Policy charges	$314.8	$285.1	$1,235.0	$1,126.8
Life insurance premiums	104.5	102.7	402.7	426.2
Net investment income	567.3	558.4	2,265.7	2,226.5
Net realized gains (losses) on investments, hedging instruments and hedged items	16.9	(20.6)	(30.8)	(69.4)
Other	88.5	71.4	307.6	234.1

Total revenues	1,092.0	997.0	4,180.2	3,944.2

Benefits and Expenses:
Interest credited to policyholder account values	345.6	345.0	1,352.5	1,391.4
Other benefits and claims	130.4	138.4	526.9	563.5
Policyholder dividends on participating policies	28.0	24.7	101.4	105.7
Amortization of deferred policy acquisition costs	120.4	109.7	442.1	399.5
Amortization of value of business acquired	10.3	7.9	52.3	46.4
Interest expense on debt	25.8	24.6	102.2	96.2
Other operating expenses	243.5	212.2	928.2	823.7

Total benefits and expenses	904.0	862.5	3,505.6	3,426.4

Income from continuing operations before federal income tax expense	188.0	134.5	674.6	517.8
Federal income tax expense	46.2	30.2	169.2	119.4

Income from continuing operations	141.8	104.3	505.4	398.4
Cumulative effect of adoption of accounting principles, net of taxes	-	(0.6)	(3.4)	(0.6)

Net income	$141.8	$103.7	$502.0	$397.8

Earnings per common share:
Basic	$0.93	$0.69	$3.30	$2.62
Diluted	$0.93	$0.69	$3.28	$2.61

Weighted average common shares outstanding:
Basic	152.3	151.8	152.1	151.8
Diluted	153.1	152.6	152.9	152.3

Cash dividends declared per common share	$0.18	$0.13	$0.72	$0.52

Exhibit 2 to Fourth Quarter 2004 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)	December 31, 2004	December 31, 2003

	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities	$31,516.8	$30,787.1
Equity securities	87.0	128.7
Trading assets, at fair value	15.9	4.9
Mortgage loans on real estate, net	9,267.5	8,964.7
Real estate, net	108.3	123.4
Policy loans	987.2	963.2
Other long-term investments	604.2	194.6
Short-term investments, including amounts managed by a related party	2,009.9	1,970.3

Total investments	44,596.8	43,136.9

Cash	52.4	11.5
Accrued investment income	428.7	439.6
Deferred policy acquisition costs	3,561.1	3,329.9
Value of business acquired	480.4	523.0
Other intangible assets	48.7	52.3
Goodwill	382.3	406.7
Other assets	2,424.4	2,189.8
Assets held in separate accounts	64,903.2	60,937.6

Total assets	$116,878.0	$111,027.3

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$41,004.6	$39,988.4
Short-term debt	230.8	205.3
Long-term debt	1,406.0	1,405.6
Other liabilities	4,118.3	3,615.0
Liabilities related to separate accounts	64,903.2	60,937.6

Total liabilities	111,662.9	106,151.9

Shareholders’ equity:
Class A common stock	0.7	0.6
Class B common stock	1.0	1.0
Additional paid-in capital	1,634.6	1,614.3
Retained earnings	3,400.0	3,006.4
Accumulated other comprehensive income	432.2	504.9
Treasury stock	(251.4)	(247.6)
Other, net	(2.0)	(4.2)

Total shareholders’ equity	5,215.1	4,875.4

Total liabilities and shareholders’ equity	$116,878.0	$111,027.3

Exhibit 3 to Fourth Quarter 2004 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, Nationwide Financial also analyzes operating performance using the following non-GAAP financial measures. The non-GAAP financial measures below appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to exclude net realized gains and losses on investments not related to securitizations and periodic net coupon settlements on non-qualifying derivatives, hedging instruments and hedged items.

Operating realized gains (losses) include net realized gains (losses) on investments related to securitizations and period net coupon settlements on non-qualifying derivatives, hedging instruments and hedged items.

Pre-tax operating earnings are calculated by adjusting earnings from continuing operations before federal income taxes and cumulative effect of adoption of accounting principles, if any, to exclude net realized gains and losses on investments, hedging instruments and hedged items, except for periodic net coupon settlements on non-qualifying derivatives and realized gains and losses related to securitizations, if any. Pre-tax operating earnings are a GAAP financial measure as it relates to the individual investments, retirement plans, individual protection and corporate and other segments, as this is the level at which management evaluates operating results for these segments.

Net operating earnings are calculated by adjusting net income to exclude non-operating net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax.

Net operating earnings per diluted share are calculated by dividing net operating earnings by the number of weighted average diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income.

Book value per share excluding accumulated other comprehensive income is calculated by dividing total shareholders’ equity less accumulated other comprehensive income by the number of shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity, book value per share excluding accumulated other comprehensive income or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding Nationwide Financial’s overall results of operations, and Nationwide Financial’s definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity and book value per share excluding accumulated other comprehensive income should not be viewed as substitutes for total revenues, net realized gains (losses) on investments, hedging instruments and hedged items, income from continuing operations before federal income taxes, net income, earnings per diluted share, return on average equity and book value per share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes net realized gains and losses on investments not related to securitizations and periodic net coupon settlements on non-qualifying derivatives, hedging instruments and hedged items, net of tax, from these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles from net operating earnings, if any, as such adjustments are not reflective of the continuing operations of Nationwide Financial’s business.

Exhibit 3 to Fourth Quarter 2004 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page one of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly project realized gains and losses on investments, hedging instruments and hedged items2 (realized gains and losses). Realized gains and losses represented ($0.17) per weighted average diluted share in 2004 and ranged from ($0.08) to ($0.44) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues

	Three months ended December 31,				Year ended December 31,
(in millions)	2004			2003	2004			2003

Operating revenues	$1,076.3			$1,020.8	$4,219.7			$4,029.3
Net realized gains (losses) on investments, hedging instruments and hedged items [2]	15.7			(23.8)	(39.5)			(85.1)

Revenues	$1,092.0			$997.0	$4,180.2			$3,944.2

Operating net realized gains to net realized gains (losses) on investments, hedging instruments and hedged items
	Three months ended December 31,				Year ended December 31,
(in millions)	2004			2003	2004			2003

Operating net realized gains [1]	$1.2			$3.2	$8.7			$15.7

Net realized gains (losses) on investments, hedging instruments and hedged items [2]	15.7			(23.8)	(39.5)			(85.1)

Net realized gains (losses) on investments, hedging instruments and hedged items	$16.9			$(20.6)	$(30.8)			$(69.4)

Pre-tax operating earnings to income from continuing operations before federal income taxes
	Three months ended December 31,				Year ended December 31,
(in millions)	2004			2003	2004			2003

Pre-tax operating earnings	$172.3			$158.3	$714.1			$602.9

Net realized gains (losses) on investments, hedging instruments and hedged items [2]	15.7			(23.8)	(39.5)			(85.1)

Income from continuing operations before federal income taxes	$188.0			$134.5	$674.6			$517.8

Operating return on average equity and return on average equity
	Three months ended December 31,
	2004				2003
		Ratio (annualized)				Ratio (annualized)
(in millions)	Amount	Ex AOCI		w/AOCI	Amount	Ex AOCI		w/AOCI

Net operating earnings	$131.6	11.2%		10.2%	$119.9	11.1%		9.8%
Net realized gains (losses) on investments, hedging instruments and hedged items, net of taxes [2]	10.2	0.9%		0.8%	(15.6)	(1.4%	)	(1.3% )
Cumulative effect of adoption of accounting principle, net of taxes	-	0.0%		0.0%	(0.6)	(0.1%	)	0.0%

Net income	$141.8	12.1%		11.0%	$103.7	9.6%		8.5%

Average equity, excluding accumulated other comprehensive income (AOCI)	$4,720.4				$4,326.2
Average AOCI	455.8				566.0

Average equity	$5,176.2				$4,892.2

	Year ended December 31,
	2004				2003
		Ratio				Ratio
(in millions)	Amount	Ex AOCI		w/AOCI	Amount	Ex AOCI		w/AOCI

Net operating earnings	$531.1	11.6%		10.5%	$453.8	10.8%		9.5%

Net realized losses on investments, hedging instruments and hedged items, net of taxes [2]	(25.7)	(0.6%	)	(0.5% )	(55.4)	(1.3%	)	(1.2% )
Cumulative effect of adoption of accounting principle, net of taxes	(3.4)	0.0%		0.0%	(0.6)	0.0%		0.0%

Net income	$502.0	11.0%		10.0%	$397.8	9.5%		8.3%

Average equity, excluding AOCI	$4,565.1				$4,229.7
Average AOCI	475.2				560.4

Average equity	$5,040.3				$4,790.1

Book value per share excluding AOCI and book value per share
	As of December 31, 2004				As of December 31, 2003
(in millions, except per share data)	Amount			Per share	Amount			Per share

Total equity, excluding AOCI	$4,782.9			$31.36	$4,370.5			$28.77
AOCI	432.2			2.84	504.9			3.33
Total equity	$5,215.1			$34.20	$4,875.4			$32.10

Shares outstanding	152.5				151.9

[1]	Prior periods reflect reclassification of periodic net coupon settlements on non-qualifying derivatives, from net investment income and interest credited to operating net realized gains.
[2]	Excluding periodic net coupon settlements on non-qualifying derivatives.